AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2004
                                              REGISTRATION NO.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         GO ONLINE NETWORKS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



        DELAWARE                                                 33-0873993
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                              9800 Eton Avenue
                          Chatsworth, California 91311
          (Address of Principal Executive Offices, Including Zip Code)

                             Legal Services Agreement
                               Consulting Agreement
                                Salary Relief Plan
                            (Full Title of the Plan)
                              ____________________

                               Joseph M. Naughton
                              9800 Eton Avenue
                          Chatsworth, California 91311
                                 (818) 718-7500
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                           3206 West Wimbledon Drive
                             Augusta, Georgia 30909
                                 (706) 737-6600

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                         per Share                Price            Fee
Registered

Common
Stock,
par value
$0.0001     19,125,000         $0.003 (1)          $57,375              $ 7.06
           ----------------    ---------             ---------         --------
Total                                                                   $ 7.06

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on October 27, 2004.

EXPLANATORY  NOTE

Go Online Networks Corporation ("GONT") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GONT  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GONT does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                         GO  ONLINE  NETWORKS  CORPORATION
                              9800  Eton  Avenue
                          Chatsworth, California 91311
                                 (818) 718-7500

                        19,125,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Go Online Networks Corporation ("Go Online"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for services provided, pursuant to a Legal Services Agreement for legal services or in consideration of past due salary.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Go Online will not receive proceeds from any of the sale the Shares. Go Online is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Go Online's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GONT."

                              ________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  November 4, 2004

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information  . . . . . . . . . . . .   2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .   2
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  13
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .  14
Plan  of  Distribution  . . . . . . . . . . . . . . . . . . . . .  15
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Go Online is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549;

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Go Online to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Go Online's Form 10-KSB filed on April 14, 2004, as amended on April 23, 2004, Go Online's Form 10-QSB filed on May 28, 2004, and Go Online's Form 10-QSB filed On August 25, 2004 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination ofthisoffering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at Go Online's executive offices, located at 9800 Eton Avenue, Chatsworth, California 91311. Go Online's telephone number is
(818) 718-7500.

                               USE  OF  PROCEEDS

Go Online will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Go Online for legal services they provided to Go Online and for consulting services they provided to Go Online. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of October 28, 2004. The number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                                                                      % of Shares
                        Number of       Number of Shares                                Owned by
Selling                Shares Owned      Registered by           Number of Shares      Shareholder
Shareholders            Before Sale       Prospectus            Owned After Sale       After Sale
------------          -------------     ----------------        -----------------   -------------
Joseph M. Naughton     7,427,125         5,000,000 (1)          7,427,125          3.9%
M. Richard Cutler        250,000         5,000,000 (2)            250,000      less and 1%
Robert Beide                   0         4,500,000 (3)                  0          0.0%
Kerwin Burns             450,000         2,000,000 (1)            450,000      less than 1%
Travis Novak                   0         1,000,000 (1)                  0          0.0%
Greg Barton               30,000           625,000 (1)             30,000      less than 1%
Peggy Lee                 50,000           500,000 (1)             50,000      less than 1%
Scott Claverie           937,500           500,000 (1)            937,500      less than 1%

(1) Mr. Naughton, Mr. Claverie, Mr. Barton, Mr. Novak, Ms. Lee and Mr. Burns all received their shares in consideration of past due salary valued at $.004 per share.
(2) Mr. Cutler received these shares in connection with a legal services provided to Go Online valued at $.003 per share ($15,000.00).
(3) Mr. Beide received these shares in connection with services valued at $.0045 per share.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, Augusta, Georgia. M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 5,250,000 shares of the Company's common stock, of which 5,000,000 shares are registered in this Prospectus.

                                     EXPERTS

The balance sheets as of December 31, 2002 and 2003 and the statements of operations, shareholders' equity and cash flows for the years then ended of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Weinberg & Company, P.A., certified public accountants, given on the authority of that firm as experts in Accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 10-KSB for the fiscal year ended December 31, 2003 as amended.

(ii)    Registrant's Form 10-QSB for the quarter ended March 31, 2004.

(iii)   Registrant's Form 10-QSB for the quarter ended June 30, 2004.

 (iv) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.
M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 5,250,000 shares of the Company's common stock, of which 5,000,000 shares are registered in this Prospectus.


ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for consulting rendered and to be rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*2.1     Agreement  and  Plan  of  Merger  of  Go Online Networks Corporation, a
Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2     Certificate  of  Merger  of  Jones Naughton Entertainment, Inc. into Go
Online  Networks  Corporation,  dated  August  12,  1999.

*2.3     Articles of Merger of Jones Naughton Entertainment, Inc. with Go Online
Networks  Corporation,  dated  September  8,  1999.

*3.1     Articles  of Incorporation of Valencia Capital, Inc., filed October 20,
1987.

*3.2     Articles  of  Amendment  to  the  Articles of Incorporation of Valencia
Capital,  Inc.,  filed  February  7,  1991.

*3.3     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  27,  1994.

*3.4     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  28,  1994.

*3.5     Certificate  of  Designation  for  Jones  Naughton Entertainment, Inc.,
dated  June  8,  1994.

*3.6     Bylaws  of  Jones  Naughton  Entertainment,  Inc.,  as  amended.

*3.7     Certificate  of  Incorporation of Go Online Networks Corporation, dated
August  11,  1999.

*3.8     Certificate  of  Designation  for Go Online Networks Corporation, dated
August  13,  1999.

*3.9     Bylaws  of  Go  Online  Networks  Corporation.

*3.10    Articles  of  Incorporation  of  AMS Acquisition Corp., filed June 29,
1998.

*3.11    Bylaws  of  AMS  Acquisition  Corp.

*3.12     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Go
Online Networks Corporation, filed  December 11, 2000.

5        Opinion of Cutler Law Group

23.1     Consent of Weinberg & Company, P.A.

*23.2    Consent of Cutler Law Group (included in Exhibit 5).

________________________
*  Previously filed.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on October 29, 2004.


                                          GO  ONLINE  NETWORKS  CORPORATION

                                                  /s/  Joseph  M.  Naughton
                                              -----------------------------
                                              By:     Joseph  M.  Naughton
                                              Its:    Chief  Executive  Officer
                                                      Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   /s/   Joseph  M.  Naughton      Chief  Executive  Officer  and Director
-----------------------------
Joseph  M.  Naughton
October 2, 2004

   /s/   Scott  Claverie           Director
------------------------
Scott  Claverie
October 29, 2004

                     [CUTLER LAW GROUP LETTERHEAD]

                            November 4, 2004

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     Go  Online  Networks  Corporation

Ladies  and  Gentlemen:

       This office represents Go Online Networks Corporation, a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 5,000,000 shares by M. Richard Cutler in connection with legal services provided to the Registrant and 4,500,000 shares issued to Robert Beide in connection with other services provided to the Registrant, as well as salary deferment of 5,000,000 shares issued to Joseph M. Naughton, 2,000,000 shares issued to Kerwin Burns, 1,000,000 shares issued to Travis Novak, 625,000 shares issued to Greg Barton, 500,000 shares  issued  to  Scott  Claverie  and  500,000  shares  issued  to  Peggy Lee
(collectively,   the   "Registered   Securities.")    In   connection  with  our
representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Resale Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                              /s/  Cutler Law Group

                              CUTLER  LAW  GROUP



                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 2, 2004 relating to the consolidated financial statements and financial statement schedules of Go Online Networks Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
November 4, 2004